Exhibit 3(i)  Articles of Incorporation of the Company

Dated September 24, A.D. 1937.

PROVINCE OF ONTARIO

LETTERS OF PATENT

Incorporating

MINEDEL MINING & DEVELOPMENT COMPANY LIMITED

(Private Company)

Recorded this 5th
day of October, A.D. 1937
as Number 50,
in Liber 345.

"F. V. JOHNS "

Assistant Provincial Secretary

Provincial Secretary's Office

Toronto, Ontario

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PROVINCE OF ONTARIO

BY THE HONOURABLE

H A R R Y  C O R W I N  N I X O N ,

Provincial Secretary.

TO ALL TO WHOM THESE PRESENTS SHALL COME

G R E E T I N G.

WHEREAS   The Companies Act provides that with the exceptions therein mentioned the Lieutenant-Governor may be Letters Patent create and constitute bodies corporate and politic for any of the purposes to which the authority of the Legislature of Ontario extends;

AND WHEREAS   by the said Act it is further provided that the Provincial Secretary under the Seal of his office have, use, exercise, and enjoy and power, right, or authority conferred by the said Act on the Lieutenant-Governor;

AND WHEREAS   by their Petition in that behalf the persons herein mentioned have prayed for a Letters Patent constituting them a body corporate and politic for the due carrypiing out of the undertaking hereinafter set forth;

AND WHEREAS   it has been made to appear that the said persons have complied with the conditions precedent tothe grant of the desired Letters Patent and that the said undertaking is within the scope of the said Act;

       NOW THEREFORE KNOW YE that under the authority of the hereinbefore in part recited Act I DO BY THESE LETTERS PATENT CONSTITUTE the persons hereinafter named that is to say:  W i l l i a m  S k e l c h e r  S e w e l l , Solicitor; L l o y d  J a m e s  T o m l i n s o n ,  Student-at-Law; and J o s e p h  S a n f o r d  B o o t h ,  Accountant; all of the City of Toronto, in the County of York and Province of Ontario; and any others who have become subscribers to the memorandum of agreement of the

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Company, and persons who hereafter become shareholders therein, a corporation under the name of

MINEDEL MINING & DEVELOPMENT COMPANY LIMITED

for the following purposes and objects, that is to say:

  (a)  TO acquire, develop and maintain mines, mineral claims and mining rights, and to construct and operate all plants and equipment necessary to the profitable working of the same;

  (b)  TO acquire, own, lease, prospect for, open, explore, develop, work, improve, maintain and manage mines and mineral lands and deposits, and to dig for, raise, crush, wash, smelt, assay, analyze, reduce, amalgamate, refine, pipe, convey and otherwise treat ores, metals and minerals, whether belonging to the Company or not, and to render the same merchantable and to sell or otherwise dispose of the same or any part thereof or interest therein;

  (c)  TO take, acquire and hold as consideration for ores, metals or minerals sold or otherwise disposed of or for goods supplied or for work done by contract or otherwise, shares, debentures or other securities of or in any other company having objects similar, in whole or in part, to those of the Company hereby incorporated and to sell and otherwise dispose of the same;

  (d)  TO purchase, lease take in exchange or otherwise acquire any real or personal property and to sell, improve, manage, develop lease, dispose of, turn to account or otherwise deal with the same;

  (e)  TO invest and deal with the moneys of the Company not immediately required for the purposes of the Company in such manner as, from time to time, may be determined by the board of directors;

  (f)  TO import, export, manufacture, buy, sell and deal in goods, wares and merchandise;

  (g)  TO carry on the business of general contractors, and to enter into contracts for, construct, execute, own and carry on all description of works and to carry on the business of a general construction company and of contractors for the construction of public

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  and private works; and

  (h)  TO carry on the business of a promoter, organizer and manager of mining, financial, industrial, mercantile and other businesses and undertakings; to promote, organize, develop and manage or to assist in the promotion, organization, development or management of any corporation, company, syndicate, partnership, enterprise or undertaking; and to raise and to assist in raising money for and aid by way of bonus, loan, promise, endorsement, guarantee of bonds, debentures or other securities or otherwise, any company or corporation, business or undertaking promoted by the Company;

             PROVIDED, however, that it shall not be lawful for the Company hereby incorporated directly or indirectly to transact or undertake any business within the meaning of the Insurance Act or of The Loan and Trust Corporations Act;

  THE CAPITAL  of the Company to be Forty Thousand Dollars divided into Forty Thousand shares of one dollar each;

  THE HEAD OFFICE  of the Company to be situate at the said City of Toronto; and

  THE PROVISIONAL DIRECTORS  of the Company to be William Skelcher Sewell,  Lloyd James Tomlinson   and Joseph Sanford Booth,   hereinbefore mentioned;

  AND IT IS HEREBY ORDAINED AND DECLARED  that the said Company shall be a PRIVATE COMPANY and that the following provisions shall apply thereto:  (1) The right to transfer shares of the capital stock of the Company shall be restricted in that no shareholder shall, without the express sanction of the directors, to be signified by a resolution passed by the board, transfer his or her share or shares;  (2) The number of shareholders of the Company (exclusive of persons who are in the employment of the Company)  is hereby limited to fifty, two or more persons holding one or more shares jointly being counted as a single shareholder; and (3)  Any invitation to the public to subscribe for any shares, debentures or debenture stock of the Company is hereby prohibited;

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  AND IT IS HEREBY FURTHER ORDAINED AND DECLARED  that the Company may hold meetings or its shareholders, directors and executive committee (if any) at any place other than the head office, either within or without the Province of Ontario.

  GIVEN  under my hand and Seal of office at the City of Toronto in the said Province of Ontario this twenty-fourth day of September in the year of Our Lord one thousand nine hundred and thirty-seven.

  (SEAL)

"H. C. NIXON"
PROVINCIAL SECRETARY.